ADVANCED SERIES TRUST

AST BlackRock Multi-Asset Income Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 10th day of April, 2014 between Prudential Investments LLC (PI), a New York limited liability company (the Manager), and BlackRock Financial Management, Inc. (BlackRock or the Subadviser),

WHEREAS, the Manager entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI acts as the Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition of securities, exchange traded funds, repurchase and reverse repurchase agreements, derivatives contracts, options, futures contracts, options on futures contracts, and swap agreements, all in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”). The Manager hereby authorizes the Subadviser , as agent on behalf of the Trust, to enter into: (y) brokerage agreements and other documents to establish, operate and conduct all brokerage or other trading accounts and (z) International Swaps and Derivatives Association, Inc. (“ISDA”) Master Agreements, including any schedules and annexes to such agreements, releases, consents, elections and confirmations, limited partnership agreements, repurchase agreements, and such agreements and other documentation as may be required for the purchase or sale, assignment, transfer, and ownership of any permitted investment; provided, however, that Subadviser may only trade swaps and derivatives under ISDA Master Agreements and the related schedules and annexes which are substantially similar to those previously reviewed and approved by the Manager. The Manager acknowledges and understands that the Trust and the Manager, as applicable, will be bound by any such trading accounts established, and agreements and other documentation executed, by the Subadviser for such investment purposes as permitted hereunder. The Subadviser’s management of such portion of the Trust’s portfolio as delegated to the Subadviser by the Manager shall be subject to the following additional understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash. The Subadviser may delegate the performance of services and functions under this Agreement to an “affiliated person” (as defined in the 1940 Act) of the Subadviser so long as: (w) such delegation and the resulting performance of services and functions hereunder by any such “affiliated person” is not prohibited by, or inconsistent with the requirements of, applicable law, including the 1940 Act; (x) BlackRock retains ultimate discretionary authority over any portfolio management services provided by any such “affiliated person”; (y) BlackRock exercises appropriate oversight of the performance of services and functions hereunder by any such “affiliated person”; and (z) BlackRock does not pay any portion of the subadvisory fee paid received from the Manager hereunder to such “affiliated person.” Notwithstanding anything herein to the contrary, the Subadviser's liability to the Manager under this Agreement shall not be affected in any way whatsoever by any delegation of services by the Subadviser to any “affiliated person” of the Subadviser. In addition, notwithstanding any other provision of the Agreement, the Subadviser: (xx) may provide information about the Manager and the Trust to any “affiliated person” of the Subadviser to which the performance of services and functions has been delegated hereunder; (yy) will act in good faith and with due diligence in the selection, use, and monitoring of any “affiliated person” of the Subadviser to which the performance of services and functions has been delegated hereunder; and (zz) shall ensure that any “affiliated person” of the Subadviser to which the performance of services and functions has been delegated hereunder is subject to confidentiality and non-disclosure obligations that are substantially similar to the confidentiality and non-disclosure obligations to which the Subadviser is subject with respect to the Trust.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Second Amended and Restated Declaration of Trust of the Trust, dated as of December 1, 2005 and as amended and supplemented to date (the Declaration of Trust), the By-laws of the Trust, as amended and supplemented to date (the By-Laws), the Trust’s policies and procedures as adopted by its Board of Trustees, including the Trust’s valuation policies and procedures, and the Prospectus of the Trust, each as provided to Subadviser by the Manager from time to time (collectively, the Trust Documents) and with the reasonable instructions and directions of the Manager and of the Board of Trustees of the Trust, co-operate with the Manager's (or their designees') personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the

1940 Act, The Commodity Exchange Act of 1936, as amended (the CEA), the Internal Revenue Code of 1986, as amended (the Code), each as applicable, and all other applicable federal and state laws and regulations; provided that compliance with the Code shall be solely with respect to the assets of the Trust under its management and based solely upon information provided by the Trust’s administrator, custodian and other service providers. In connection therewith, the Subadviser shall, among other things, provide reasonable assistance to the Manager in preparing and filing such reports as are, or may in the future be, required by the Securities and Exchange Commission (the Commission). To the extent reasonably practicable, the Manager shall supply Subadviser in advance with written copies of such policies and procedures of the Trust applicable to Subadviser’s performance of its duties and obligations in managing the Trust’s portfolio (or allocated portion thereof, as applicable), as well as any amendments, supplements or modifications thereto within a reasonable time before they become effective. The Manager agrees that Subadviser shall not be responsible for compliance with the policies and procedures of the Trust not provided to Subadviser in advance in accordance with this paragraph.

(iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker or dealer affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct to the Subadviser in advance in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the size of trade, financial responsibility, reputation, financial condition, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

In accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws, rules, and regulations, including, without limitation, Section 17(e) of the 1940 Act and Rule 17e-1 promulgated thereunder, the Subadviser may engage its affiliated persons, the affiliated persons of the Manager, or any other subadviser to the Trust and such subadviser’s affiliated persons, as broker-dealers to effect portfolio transactions in securities and other investments for the Trust.

From time to time, when determined by Subadviser in its capacity of a fiduciary to the Trust to be in the best interests of the Trust, the Subadviser may purchase securities from, or sell securities on behalf of the Trust to, another account for which the Subadviser serves as investment manager or subadviser at the current market price for the relevant securities in accordance with the Trust’s policies and procedures adopted pursuant to Rule 17a-7 under the 1940 Act (the Trust’s 17a-7 Procedures) and other applicable law. Notwithstanding the forgoing, Subadviser shall provide to the Manager: (i) written notice prior to entering into transactions on behalf of the Trust pursuant to the Trust’s 17a-7 Procedures and (ii) all information necessary to obtain approval of such transactions from the Board of Trustees of the Trust as required by the Trust’s 17a-7 Procedures.

(iv) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available during Subadviser’s normal business hours its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(v) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Manager with such information upon reasonable request of the Manager.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and the Manager understand and agree that if the Manager manages the Trust in a “manager-of-managers” style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(vii) The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), and other applicable state and federal regulations.

(d) The Subadviser is a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). The Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadviser agrees to notify the Manager within a commercially reasonable time upon (i) a statutory disqualification of the Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of the Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(e) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(c) hereof as the Manager may reasonably request.

(f) The Subadviser shall be responsible for the voting, or the abstaining from voting, of all shareholder proxies with respect to the investments and securities held in the Trust’s portfolio, in accordance with its standard proxy voting guidelines, and subject to such reasonable reporting and other requirements as shall be established by the Manager.

(g) Upon reasonable request from the Manager, the Subadviser will assist the valuation committee of the Trust or the Manager in valuing securities of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued; provided that the Subadviser shall not be deemed a substitute for any independent pricing agent and/or valuation committee of the Trust pursuant to the Trust’s Fair Valuation Policies and Procedures.

(h) The Manager has or will furnish Subadviser with properly certified or authenticated copies of, each of the following prior to the date hereof:

(i) the Declaration of Trust;

(ii) the By-Laws;

(iii) resolutions of the Board of Trustees of the Trust authorizing the appointment of Subadviser and approving the execution of this Agreement by the Manager; and

(iv) the Prospectus.

During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing: (i) ten (10) business days (or such other time as may be mutually agreed) after receipt thereof with respect to prospectuses and proxy statements which refer to the Subadviser in any way and (ii) five (5) business days (or such other time as may be mutually agreed) after receipt thereof with respect to reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public which refer to the Subadviser in any way. Sales literature may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery. The Manager agrees to use commercially reasonable efforts to ensure that materials prepared by their employees or agents or their affiliates that refer to the Subadviser are consistent with those materials previously approved by the Subadviser as referenced in the first sentence of this paragraph. It is understood that “BlackRock” is the name of the Subadviser’s parent company, BlackRock, Inc., and any derivative names or logos associated with such name are the valuable property of the Subadviser, that the Trust has the right to include such phrase as a part of the name of the series of the Trust managed by the Subadviser or for any other purpose only so long as this Agreement shall continue, and that BlackRock does, in fact, consent to the use of such name as a part of the name of the series of the Trust identified herein. Upon a termination or expiration of this Agreement, the Manager shall, as promptly as reasonably practicable after a termination or expiration of this Agreement: (i) supplement or otherwise amend the Prospectus to indicate that “BlackRock Financial Management, Inc.” no longer serves as a subadviser to the Trust; (ii) discontinue any new production or publication of sales literature bearing the name “BlackRock Financial Management, Inc.” or any related name, mark, or logo; and (iii) “buckslip” or otherwise supplement sales literature in the possession of the Manager or its affiliates bearing the name “BlackRock Financial Management, Inc.” or any related name, mark, or logo to indicate that such firm no longer serves as a subadviser to the Trust. Notwithstanding the foregoing, the Manager may, after any termination or expiration of this Agreement, retain copies of sales literature bearing the name “BlackRock Financial Management, Inc.” or any related name, mark or logo only to fulfill applicable legal, compliance, and regulatory requirements, and for their document retention purposes.

The Manager will furnish the Subadviser with copies of all amendments of or supplements to the foregoing that impact the management of the Trust within a reasonable time before they become effective to the extent reasonably practicable. Any amendments or supplements that impact the management of the Trust will not be deemed effective with respect to the Subadviser until the Subadviser’s receipt thereof, notice of which will be provided to the Subadviser, to the extent reasonably practicable, within a reasonable time before such amendments or supplements become effective.

(i) Each Manager and the Subadviser represents and warrants that: (i) it is registered with the Commission as an investment adviser under the Advisers Act; (ii) such registration is current and complete and complies with all material applicable provisions of the Advisers Act and the rules and regulations thereunder; (iii) it has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement; and (iv) its performance under this Agreement does not conflict with any law, regulation or order to which it is subject.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust’s average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. The Manager acknowledges that Subadviser does not guarantee investment results. The Manager further recognizes and agrees that the Subadviser may provide advice to or take action with respect to other clients, which advice or action, including the timing and nature of such action, may differ from or be identical to advice given or action taken with respect to the Trust. The Subadviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Manager in any way or otherwise be deemed an agent of the Trust or the Manager except in connection with the investment management services provided by the Subadviser under this Agreement. The Subadviser and its affiliates shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager or their respective affiliates in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Subadviser and its affiliates shall not be liable or responsible for any loss incurred in connection with any act or omission of any of the Trust’s trustees, administrators, custodian , or any broker-dealer or other third party in the absence of Subadviser's willful misfeasance, bad faith or gross negligence. The Manager, jointly and severally, shall indemnify the Subadviser, its affiliated persons, agents, officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be caused by or arise from any Manager's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, agents, officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be caused by or arise from the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This

Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to BlackRock at BlackRock Financial Management, Inc., 55 East 52nd Street, New York, NY 10055, Attention: Mike Saliba; with a copy to BlackRock Financial Management, Inc., 1 University Square Drive, Princeton, NJ 08540-6455, Attention: Rachel Ricci, email:blk-sa-serviceteam@blackrock.com.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

8. This Agreement shall be governed by the laws of the State of New York.

9. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is affected by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

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IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Timothy S. Cronin

Name: Timothy S. Cronin
Title: Vice President

BLACKROCK FINANCIAL MANAGEMENT, INC.

By: /s/ Francis Porcelli

Name: Francis Porcelli
Title: Managing Director

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by BlackRock Financial Management, Inc. (BlackRock), Prudential Investments LLC will pay BlackRock an advisory fee on the net assets managed by BlackRock that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee*
AST BlackRock Multi-Asset Income Portfolio

0.425% of average daily net assets up to $100 million;

0.400% on next $400 million of average daily net assets;

0.375% on next $500 million of average daily net assets; and

0.350% over $1 billion of average daily net assets

* BlackRock has agreed to a contractual fee waiver arrangement that applies to the AST BlackRock Multi-Asset Income Portfolio (Portfolio). Under this arrangement, BlackRock will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund subadvisory fee paid to BlackRock for any portfolio affiliated with the Trust.  In addition, BlackRock will waive its subadvisory fee for the Portfolio in amount equal to the management or subadvisory fee it receives for acquired funds that are not affiliated with the Trust.  Notwithstanding the foregoing, the subadvisory fee waiver will not exceed 100% of the subadvisory fee.

Dated as of April 10, 2014.